                                                                      EXHIBIT 99

DUSA PHARMACEUTICALS, INC.
FOR RELEASE AT 8:30 A.M.

 POSITIVE RESULTS FROM INVESTIGATOR STUDY OF LEVULAN(R) PDT FOR THE TREATMENT OF
                        HIGH-GRADE DYSPLASIA IN BARRETT'S
                 ESOPHAGUS PRESENTED AT DIGESTIVE DISEASE WEEK;
                      ENCOURAGING PRELIMINARY INTERIM DATA
                      ALSO REPORTED IN DUSA-SPONSORED STUDY

WILMINGTON, MASSACHUSETTS MAY 24, 2002 DUSA Pharmaceuticals, Inc. (NASDAQ NMS:
DUSA) today announced that a DUSA(R)-supported British investigator study using Levulan(R) (aminolevulinic acid HCl) photodynamic therapy (PDT) in a Phase I/II clinical trial for the removal of High-Grade-Dysplasia (HGD) within areas of Barrett's Esophagus (BE) reported positive results at the Digestive Disease Week
(DDW) conference in San Francisco. DUSA today also reported encouraging preliminary interim results from its company-sponsored Phase I/II Levulan PDT study for the treatment of HGD in BE. The DUSA-sponsored study is being performed at the Thompson Cancer Survival Center in Knoxville, Tennessee.

Barrett's esophagus is an acquired condition affecting up to 700,000 patients in the United States, in which the normal esophageal lining is replaced by an abnormal lining (early-stage BE) that can then become dysplastic (i.e. precancerous). As dysplasia progresses from low-grade to high-grade, the risk of esophageal cancer greatly increases, such that patients with confirmed HGD often undergo major surgery to remove the affected portion of the esophagus. There is currently no approved therapy proven to halt or reverse BE, or to slow its progression to esophageal cancer.

The British investigator study(1) was carried out at the National Medical Laser Centre, and the Royal Free and University College School of Medicine, London. Seventeen patients with biopsy-proven HGD (13) or early cancer (4), who refused or were considered too high-risk for removal of the esophagus, were given Levulan 60 mg/kg body weight orally, followed in 3 hours by doses of red laser light ranging from 500 to 1000J/cm fiber. At a median follow-up of 8 months, with a median of 2 treatments per patient, 8/17 patients (47%) are clear of HGD or early cancer. HGD ablation was more likely at higher light doses, and 5/6 (83%) patients completely responded at the highest light dose.

In DUSA's clinical trial on the removal of HGD in BE using Levulan PDT, patients received 60 mg/kg Levulan orally, followed 4 to 6 hours later by 200 J/cm of red laser light delivered through a clear balloon catheter. Patients will be followed for 24 months after the original treatment. A total of 6 patients have been treated as of now, and results are available for 5 patients at a median of 3 months follow-up after the last Levulan PDT treatment (median number of treatments = 2). Complete ablation of HGD was seen in 4 of those 5 patients (80%).

DUSA originally was to treat 20 additional patients in this study. However, based on the results to date, and for economic reasons, the Company has decided not to enroll any additional patients. Instead, we will continue to follow these 6 patients and to support investigator studies in the UK, with the goal of optimizing the therapy prior to the start of a Phase II trial. DUSA's other BE-related study, on patients with BE with or without low grade dysplasia (LGD), was to accrue 36 patients, but enrollment has been stopped at

11 patients for similar reasons. The results of that study are expected to be available later this year.

Side effects of Levulan PDT were similar in both the DUSA-sponsored and the DUSA-supported investigator study. No strictures (narrowing of esophagus caused by scar tissue) were reported. The most common adverse events were mild to moderate nausea and vomiting, and transient reversible elevations of liver function tests.

Stuart Marcus, MD, Ph.D., DUSA's VP, Scientific Affairs and CSO, stated "While definitive conclusions can not be drawn from this early data, we are excited by the results of these studies on the ablation of HGD in BE. We intend to continue working with our investigators to optimize the therapy, and we continue to believe that Levulan PDT could play an important role in the treatment of this important, pre-cancerous, and currently medically untreatable disease."

(1) Optimization of PDT for Dysplasia in Barrett's Esophagus Remains a Challenge (but we're getting there!)" - DDW poster presentation; N Jamieson, S Thorpe, A Mosse, M Novelli, S G Bown, and L Lovat.

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of Levulan Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical indications. PDT and PD utilize light-activated compounds such as Levulan to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. The Company maintains offices in Wilmington, MA, Valhalla, NY, and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the continuing follow-up of the enrolled patients, continuing support of the UK investigator studies, expectations for clinical results from the related DUSA study and use of these study results in the regulatory approval process. Such risks and uncertainties include, but are not limited to the results of clinical trials, reliance on third parties to manufacture Levulan (in compliance with FDA regulations), the regulatory approval process, the availability of funds to support the BE program, and other risks identified in the Company's SEC filings from time to time.

For further information contact: D. GEOFFREY SHULMAN, MD, PRESIDENT & CEO or SHARI LOVELL, DIRECTOR, SHAREHOLDER SERVICES Tel: 416.363.5059 Fax 416.363.6602 or visit www.dusapharma.com